February 12, 2019

Matthew Garth
Chief Financial Officer
MINERALS TECHNOLOGIES INC
622 Third Avenue
New York, NY 10017-6707

       Re: MINERALS TECHNOLOGIES INC
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 16, 2018
           File No: 1-11430

Dear Mr. Garth:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction